EXHIBIT 12

         DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              Three Months        Year
                              Ended               Ended
                              January 31,         October 31,
                              2000      1999      1999
                              (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting   $ 59,761  $ 76,315  $365,135
 Dividends received from less-
  than-fifty percent owned
  affiliates                                 394     5,734
 Fixed charges excluding
  capitalized interest         150,617   137,187   571,949
Total earnings                $210,378  $213,896  $942,818


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest        $146,780  $134,497  $557,740
 Portion of rental charges
  deemed to be interest          3,837     3,113    15,347
Total fixed charges           $150,617  $137,610  $573,087


Ratio of earnings to
 fixed charges*                   1.40      1.55      1.65

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than-fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

         DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     Year Ended
                                     October 31,
                                     1998        1997
                                     (In thousands of dollars)

Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting          $1,560,032  $1,507,070
 Dividends received from less-
  than-fifty percent owned
  affiliates                              5,555       3,591
 Fixed charges excluding
  capitalized interest                  531,817     433,673
Total earnings                       $2,097,404  $1,944,334


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest               $  521,418  $  422,588
 Portion of rental charges
  deemed to be interest                  12,451      11,497
Total fixed charges                  $  533,869  $  434,085


Ratio of earnings to
 fixed charges*                            3.93        4.48

         DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Year Ended
                                     October 31,
                                     1996        1995
                                     (In thousands of dollars)


Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting          $1,286,634  $1,092,751
Dividends received from less-
  than-fifty percent owned
  affiliates                              7,937       2,023
Fixed charges excluding
  capitalized interest                  410,764     399,056
Total earnings                       $1,705,335  $1,493,830


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest               $  402,168  $  392,408
Portion of rental charges
  deemed to be interest                   8,596       6,661
Total fixed charges                  $  410,764  $  399,069


Ratio of earnings to
 fixed charges*                            4.15        3.74